Exhibit 10.34

RIGHT TO USE AGREEMENT

THIS RIGHT TO USE AGREEMENT, including the attached appendices (collectively, the “Agreement”), is entered into as of the 6th day of December, 2002 (the “Effective Date”) by and between Mountain Telecommunications, Inc., an Arizona corporation with principal place of business at 1430 West Broadway, Suite A-200, Tempe, Arizona, 85282 (“MTI’) and the Salt River Pima-Maricopa Indian Community (“SRPMIC”), on behalf of itself and Saddleback Communications Company (“Saddleback”), a division of SRPMIC with its principal place of business at 10190 East McKellips Road, Scottsdale, Arizona, 85256. MTI and SRPMIC are sometimes referred to herein individually as a “Party” and collectively as “Parties.” As used herein, the term “SRPMIC” shall include Saddleback.

WITNESSETH:

WHEREAS, MTI and SRPMIC are parties to that certain Class A Convertible Stock Purchase Agreement (the “Stock Purchase Agreement”) of even date herewith, pursuant to which SRPMIC is acquiring shares of MTI’s Class A Convertible Common Stock (the “Stock”); and

WHEREAS, in consideration for receiving the Stock, and other consideration hereinafter described, SRPMIC shall grant to MTI the irrevocable right to use the Switch Capacity during the Term of this Agreement, and the irrevocable right to use the Fiber Capacity during the Term of this Agreement, and the Parties desire to enter into this Agreement to define the terms and conditions of such rights.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, undertakings, representations, and warranties set forth herein, and subject to the terms and conditions hereof, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1       “Confidential Information” means proprietary information or material that has been created, discovered, developed, or otherwise become known to a receiving party which is treated and designated by the disclosing party as confidential, including any engineering design, manufacturing processes, or source code, non-public financial information regarding the disclosing party, information relating to research and development, new product pricing and marketing plans of the disclosing party, and non-public information relating to the disclosing party’s operations, revenue, trade secrets, or management practices.

1.2       “Conversion Event” shall have the same meaning as defined in MTI’s Amended and Restated Articles of Incorporation adopted as of December 6, 2002.

1.3       “Fiber” means the fiber optic cables or conduits owned or controlled by SRPMIC and installed as of the Effective Date, or installed after the Effective Date in order to facilitate redundant diverse paths in accordance with Article 3.3 of this Agreement. Nothing contained in this Agreement shall prohibit the Parties from contracting for the use of fiber installed by

SRPMIC after the Effective Date upon terms and conditions mutually agreeable to the Parties, and subject to the requirements of Article 13.10.

1.4       “Fiber Capacity” means the total capacity of all lit Fiber which traverses paths between the Premises and locations within or to the exterior boundaries of the SRPMIC.

1.5       “Premises” means the structure located at 10190 East McKellips Road, Scottsdale, Arizona 85256, where the Switch Facilities are housed.

1.6       “Switch” means the DMS-500 telecommunications switch located at the Premises.

1.7       “Switch Capacity” means the available capacity of any of the various applications of the Switch, as listed on Appendix A which is attached hereto and incorporated herein by this reference.

1.8       “Switch Facilities” means the Switch and all peripheral equipment attached to the Switch, irrespective of whether such equipment is owned by SRPMIC, MTI or other entities.

ARTICLE II

SWITCH CAPACITY

2.1       Grant of Right to Use Switch Capacity. Subject to the terms and conditions of this Agreement, SRPMIC hereby grants to MTI and MTI hereby accepts from SRPMIC the right to use the Switch Capacity as specified in Appendix A, except for that certain Switch Capacity reserved for the sole and exclusive use of SRPMIC as specified in Appendix B which is attached hereto and incorporated herein by this reference (the “Switch Capacity Reservation”). During the Term of this Agreement, MTI’s right to use the Switch Capacity shall be irrevocable. It is understood and agreed that MTI’s right to use the Switch Capacity pursuant to this Agreement shall not include the right to use any telecommunications facilities, equipment or software purchased or installed by SRPMIC after the Effective Date, excluding Fiber installed after the Effective Date in order to facilitate redundant diverse paths in accordance with Article 3.3 or necessary upgrades of the Switch in accordance with Article 4.2. Further, MTI’s right to use the Switch Capacity pursuant to this Agreement shall not include the right to use any telecommunications facilities, equipment or software owned or controlled by any division of SRPMIC other than Saddleback.

2.2       Temporary Switch Capacity for SRPMIC.

(a)       Upon written notice from SRPMIC to MTI that SRPMIC has exhausted or is approaching exhaust of its Switch Capacity Reservation for any frame application subject to this Agreement, MTI shall make available to SRPMIC, at the earliest practicable date, and on a temporary basis only, up to twenty-five percent (25%) of the available Switch Capacity of an equivalent frame application (the “Temporary Switch Capacity”) in order to defer SRPMIC’s need to develop new Switch Capacity. MTI’s determination regarding the availability of Temporary Switch Capacity shall be conclusive.

(b)       SRPMIC shall pay MTI for any Temporary Switch Capacity at the monthly wholesale rate for the same or substantially similar service (i) as contained in that certain Interconnection Agreement between Qwest Corporation (“Qwest”), or any successor or assignee thereto, and MTI dated [INSERT DATE] (the “Interconnection Agreement”), if the Interconnection Agreement contains such a monthly wholesale rate, and so long as such Interconnection Agreement or a successor agreement shall remain in effect; or (ii) as contained in Qwest’s Statement of Generally Available Terms (“SGAT”) on file with the Arizona Corporation Commission (“ACC”) if the Interconnection Agreement does not contain such a monthly wholesale rate, or if the Interconnection Agreement or a successor agreement is no longer in effect.

(c)       MTI shall not be required to provide Temporary Switch Capacity beyond the date which is the earlier of: (i) one hundred eighty (180) days from the date SRPMIC reaches exhaust on the applicable frame application; or (ii) two hundred seventy (270) days from the date SRPMIC projected the need for Temporary Switch Capacity as communicated to MTI in the notice required under Article 2.2(a). Within ten (10) days from the date SRPMIC exhausts its Switch Capacity Reservation for a particular frame application, MTI shall provide written notice to SRPMIC (x) that SRPMIC has exhausted its Switch Capacity Reservation; (y) the date SRPMIC exhausted its Switch Capacity Reservation; and (z) the date after which MTI will have no further obligation under this Article 2.2 to provide Temporary Switch Capacity to SRPMIC.

2.3       Management, Operation and Maintenance of the Switch. MTI shall manage, operate and maintain the Switch in accordance with that certain Management Agreement (the “Management Agreement”) of even date herewith between Saddleback and MTI. The Management Agreement terminates and supersedes that certain Management Agreement between SRPMIC and MTI dated December 18, 1997 (the “1997 Management Agreement”), which is of no further force or effect whatsoever.

2.4       Reconfiguration of the Switch. As MTI adds and loses customers from its customer base during the Term of this Agreement, MTI shall reconfigure the Switch in a manner which segregates, to the extent practicable, the customers of MTI from the customers of SRPMIC.

2.5       Use of Switch Capacity. MTI may use the Switch Capacity for the provision of any telecommunications services authorized by the Federal Communications Commission (“FCC”), the ACC, or other regulatory authority of competent jurisdiction, or for any other lawful purpose. SRPMIC covenants and agrees that MTI may peaceably and quietly enjoy the use of the Switch Capacity, subject at all times to the terms and conditions of this Agreement.

ARTICLE II

FIBER

3.1       Grant of Right to Use Fiber. SRPMIC hereby grants to MTI and MTI hereby accepts from SRPMIC the right to use the Fiber, subject to SRPMIC’s right to obtain Fiber Capacity from MTI under Article 3.2 of this Agreement (the “Fiber Capacity Reservation”). During the Term of this Agreement, MTI’s right to use the Fiber shall be irrevocable. It is understood and agreed that MTI’s right to use the Fiber pursuant to this Agreement shall not include the right to use any additional fiber purchased or installed by SRPMIC after the Effective Date, excluding Fiber installed after the Effective Date in order to facilitate redundant diverse paths in accordance with Article 3.3 of this Agreement. Nothing contained in this Agreement shall prohibit the Parties from contracting for the use of fiber installed by SRPMIC after the Effective Date upon terms and conditions mutually agreeable to the Parties. The Parties agree that MTI’s right to use the Fiber granted hereunder shall be separate and apart from MTI’s right to use the Switch Capacity.

3.2       Fiber Capacity Reservation: Additional Consideration. SRPMIC shall allow MTI to utilize up to and including forty-eight (48) Fibers (the “Tier 1 Fiber”) subject to Articles 3.2(a) and 3.3, and may allow MTI to utilize additional Fiber (the “Tier 2 Fiber”) subject to Article 3.2(b) below if SRPMIC determines in its sole discretion that it does not require the Tier 2 Fiber for SRPMIC’s own use, which use includes, but is not limited to, the right of SRPMIC to sell rights to use Tier 2 Fiber to persons or entities other than MTI.

(a)       Tier 1 Fiber. Certain of the Tier 1 Fiber has been equipped as of the Effective Date with electronics to enable the Tier 1 Fiber to transport telecommunications traffic (the “Lit Tier 1 Fiber”) from points within the SRPMIC to one or more central office locations outside the exterior boundary of the SRPMIC. The remainder of the Tier 1 Fiber (the “Dark Tier 1 Fiber”) has not been equipped with electronics as of the Effective Date. Subject to the rights of SRPMIC to the Fiber Capacity Reservation described in subarticles (i) and (ii) of this Article 3.2(a), MTI may use Lit Tier 1 Fiber and, in its sole discretion and at its sole expense, may attach the electronics necessary to light Dark Tier 1 Fiber. MTI shall notify SRPMIC in writing of its intent to use any Lit Tier 1 Fiber or Dark Tier 1 Fiber. MTI’s written notice shall specify the number of Fibers requested, and the date MTI requires the Fibers. As additional consideration to SRPMIC for MTI’s use of Tier 1 Fiber under this Agreement, SRPMIC shall have the option and the right, in its sole discretion, to one of the following: (i) the use of up to and including ten percent (10%) of the Fiber Capacity of any Lit Tier 1 Fiber requested by MTI under this Article 3.2(a), without payment of any recurring or non-recurring charges to MTI; (ii) the use of up to and including ten percent (10%) of the Fiber Capacity of any Dark Tier 1 Fiber requested, lit and placed in service by MTI under this Article 3.2(a), without payment of any recurring or non-recurring charges to MTI; or (iii) payment from MTI for any Lit Tier 1 Fiber or any Dark Tier 1 Fiber requested by MTI under this Article 3.2(a) at a monthly charge equal to the applicable Qwest monthly recurring charge for unbundled dark fiber, inter-office facility (“UDF-IOF”), as set forth in the Interconnection Agreement, so long as such Interconnection Agreement or a successor agreement shall remain in effect, or as set forth in Qwest’s SGAT, if the Interconnection Agreement or a successor agreement are no longer in effect or if the Interconnection Agreement does not contain a UDF-IOF rate.

(b)       Tier 2 Fiber. If at any time during the Term of this Agreement MTI desires to use Tier 2 Fiber, MTI shall notify SRPMIC in writing that it desires to use Tier 2 Fiber. Within thirty (30) days of SRPMIC’s receipt of such written notice from MTI, SRPMIC shall respond to MTI in writing stating whether SRPMIC has Tier 2 Fiber available for the use of MTI. SRPMIC’s determination regarding the availability of the Tier 2 Fiber shall be conclusive, and nothing contained herein shall preclude SRPMIC from providing Tier 2 Fiber to persons or entities other than MTI, subject to the limitations of Article 13.6. In the event SRPMIC makes

Tier 2 Fiber available to MTI, SRPMIC shall have the option and the right, in its sole discretion, to one of the following: (i) the use of up to and including ten percent (10%) of the Fiber Capacity of any Tier 2 Fiber that is lit and placed in service by MTI (the “Lit Tier 2 Fiber”), without payment of any recurring or non-recurring charges to MTI (“Option 1”): or (ii) payment from MTI for any Tier 2 Fiber requested by MTI under this Article 3.2(b), whether such Tier 2 Fiber is lit or dark, at a monthly charge equal to the applicable Qwest monthly recurring charge for UDF-IOF, as set forth in the Interconnection Agreement, so long as such Interconnection Agreement or a successor agreement shall remain in effect, or as set forth in Qwest’s SGAT, if the Interconnection Agreement or a successor agreement are no longer in effect or if the Interconnection Agreement does not contain a UDF-IOF rate (“Option 2”). If SRPMIC selects Option I, and desires Fiber Capacity on the Lit Tier 2 Fiber in excess of ten percent (10%), then MTI shall make such additional Fiber Capacity available to SRPMIC if MTI determines, in MTI’s sole discretion, that MTI has additional Fiber Capacity available on the Lit Tier 2 Fiber. In such event, SRPMIC shall pay MTI for the use of the additional Fiber Capacity (i.e., in excess of 10%) at a monthly charge equal to the applicable Qwest monthly recurring charge for UDF-IOF, as set forth in the Interconnection Agreement, so long as such Interconnection Agreement or a successor agreement shall remain in effect, or as set forth in Qwest’s SGAT, if the Interconnection Agreement or a successor agreement are no longer in effect or if the Interconnection Agreement does not contain a UDF-IOF rate. Alternatively, If SRPMIC selects Option 2, then the monthly charge payable by MTI to SRPMIC hereunder shall continue so long as this Agreement shall remain in effect, and shall apply regardless of whether MTI lights any Tier 2 Fiber or leaves the Tier 2 Fiber dark.

(c)       Nothing contained in this Article 3.2 or this Agreement shall be construed as requiring SRPMIC to pay any costs or expenses incurred by MTI in lighting Tier 1 Fiber or Tier 2 Fiber.

3.3       Redundant and Diverse Paths. The Parties acknowledge that whenever technically and economically feasible, as determined in MTI’s reasonable discretion, MTI shall provision Fiber with redundant and diverse paths. Subject to the preceding sentence, MTI shall be solely responsible for the costs of any fiber and/or facilities that must be installed, constructed, purchased or leased outside of the exterior boundary of the SRPMIC in order to provide redundant and diverse paths from the Premises to one or more central offices outside of the exterior boundary of the SRPMIC.

3.4       Use of Fiber Capacity and Fiber Capacity Reservation. MTI may use the Fiber Capacity for the provision of any telecommunications services authorized by the FCC, the ACC, or other regulatory authority of competent jurisdiction, or for any other lawful purpose. SRPMIC may use its Fiber Capacity Reservation for the provision of any telecommunications services authorized by the FCC or other regulatory authority of competent jurisdiction, or for any other lawful purpose. SRPMIC covenants and agrees that MTI may peaceably and quietly enjoy the use of the Fiber Capacity, subject at all times to the terms and conditions of this Agreement.

ARTICLE IV

EQUIPMENT AND OPERATION

4.1       Ownership of the Switch and Fiber. Subject to Article 4.3. SRPMIC or Saddleback shall own the Switch and the Fiber at all times during the Term. SRPMIC shall maintain the Premises in its capacity as a landlord pursuant to that certain Telecommunications Space Lease between the Parties of even date herewith. Without the prior written consent of MTI, which consent shall not be unreasonably withheld, SRPMIC shall not transfer title to the Switch or the Fiber during the Term to any entity other than a division of the SRPMIC, or an entity which is wholly-owned by the SRPMIC.

4.2       Shared Costs of Switch and Software Upgrades. In accordance with the allocation mechanism contained in Appendix C which is attached hereto and incorporated herein by this reference, the Parties shall allocate the costs associated with any upgrades of the Switch and related software required in order to (i) maintain in effect any manufacturer’s or vendor’s maintenance agreements regarding the Switch and/or Switch software; and (ii) comply with applicable statutes or laws and any regulatory requirements of the FCC, the ACC, or other governmental entity with authority over either of the Parties. Without limiting the generality of the foregoing, SRPMIC shall not be required to share in the cost of any upgrade of the Switch that is necessary in order to provision a feature solely for the benefit of MTI.

4.3       Abandonment of Equipment.

(a)       Notification. SRPMIC shall notify MTI in writing of SRPMIC’s intention to abandon and dispose of any equipment subject to this Agreement because such equipment is no longer useful in SRPMIC’s telecommunications network. Within thirty (30) days from the date of SRPMIC’s written notice, MTI shall respond in writing stating whether MTI will agree to purchase such equipment from SRPMIC as provided herein and assume sole responsibility for the maintenance, upkeep, removal and proper disposal of the equipment. In the event MTI fails to timely respond to SRPMIC’s written notice as provided herein, then such failure shall be deemed an acknowledgement by MTI that the equipment is not needed by MTI, and SRPMIC may thereafter abandon and dispose of the equipment without further notice to MTI.

(b)       Purchase Price. In the event MTI timely notifies SRPMIC that it desires to purchase the equipment to be abandoned, the Parties shall mutually agree upon the purchase price for such equipment. In the event SRPMIC receives a bona fide offer from any person or entity to purchase the equipment, then SRPMIC shall notify MTI in writing of such offer, and MTI shall have a first right of refusal to match the terms and conditions of the offer. In the event MTI declines to match the offer within five (5) business days from the date of SRPMIC’s notice to MTI, then SRPMIC may sell the equipment to the person or entity making the offer notwithstanding the fact that MTI maybe using the equipment; provided, however, that SRPMIC shall allow MTI a reasonable period of time not to exceed thirty (30) days to prepare for the removal of the equipment.

(c)       Bill of Sale. In the event SRPMIC and MTI agree upon a purchase price, SRPMIC shall transfer title to the equipment via bill of sale in a form reasonably satisfactory to

MTI, and MTI shall assume sole responsibility for the maintenance, upkeep, removal and proper disposal of the equipment as of the date of execution of the bill of sale.

ARTICLE V

CONSIDERATION; TAXES

5.1       Consideration. In consideration for the rights to use the Switch Capacity and the Fiber granted by SRPMIC under this Agreement, the release by SRPMIC and Saddleback of claims to amounts they allege are owed by MTI arising out of that certain Sales Agreement between MTI and SRPMIC dated January 5, 1998, and amended March 2, 1999 (the “Sales Agreement”), the execution of the Management Agreement, and other consideration, the receipt and sufficiency of which is hereby acknowledged, MTI shall issue to SRPMIC the Stock pursuant to the terms and conditions of the Stock Purchase Agreement.

5.2       Taxes. Each Party shall be responsible for the payment of any and all ad valorem, property, gross receipts, sales, use, and other taxes applicable to property owned by it and for taxes on its net income. SRPMIC shall not impose any tax or fee upon MTI which is not generally applicable to a class of businesses existing or as may exist within the exterior boundaries of the SRPMIC.

ARTICLE VI

ADDITIONAL OBLIGATIONS OF THE PARTIES

6.1       Obligations of SRPMIC.

(a)       During the Term of this Agreement, SRPMIC shall (a) maintain in full force and effect all federal regulatory authorizations pertaining to the use of the Fiber and the Switch Facilities within the exterior boundary of the SRPMIC; (b) timely file all requests for renewals or replacements thereof; (c) supply all information reasonably requested by federal agencies, subject at all times to the confidentiality provisions of this Agreement; (d) provide to MTI all information reasonably requested under this Agreement; and (e) execute any and all documents necessary to accomplish the same. SRPMIC must take all reasonable steps to comply with the Communications Act of 1934, as amended, and the rules and regulations of the FCC, and must timely file all reports, schedules, and/or forms required by the FCC.

(b)       SRPMIC shall take all actions reasonably necessary to secure and preserve its authorizations to use the Switch Facilities and the Fiber, and to permit MTI’s use of the Switch Capacity and the Fiber authorized by this Agreement. SRPMIC shall not take any action which could reasonably be expected to cause the FCC or any other federal governmental agency or department of competent authority to impair, restrict, revoke, cancel, suspend, or refuse to renew the Licenses, as hereinafter defined, for the use of the Switch Facilities or the Fiber.

(c)       SRPMIC shall obtain and maintain in full force and effect all easements and rights-of-way necessary to utilize the Fiber and to operate the Switch.

(d)       So long as this Agreement shall remain in effect, SRPMIC shall maintain and have in full force and effect comprehensive general liability insurance coverage written on an occurrence form with respect to the Switch in amounts and types that are customary in the industry for similar assets, including coverage for disaster recovery.

(e)       SRPMIC shall be responsible for payment of all applicable federal regulatory fees imposed upon SRPMIC in connection with services provided by SRPMIC using the Switch Facilities and the Fiber. Such fees include, but are not limited to, federal universal service fees, federal regulatory assessment fees, and fees to support the Telecommunications Relay Service.

6.2       Obligations of MTI.

(a)       During the Term of this Agreement, MTI shall (a) maintain in full force and effect all necessary federal, state, and local regulatory authorizations and easements and rights-of-way pertaining to the use of the Fiber and the Switch Facilities; (b) timely file all requests for renewals or replacements thereof; (c) supply all such agencies with all information lawfully required which relates to the operation of the Switch Facilities, subject at all times to the confidentiality provisions of this Agreement; (d) provide to SRPMIC all information reasonably requested under this Agreement; and (e) execute any and all documents necessary to accomplish the same. MTI must take all reasonable steps to comply with the Communications Act of 1934, as amended, and the rules and regulations of the FCC, as well as any applicable laws of the State of Arizona and applicable rules and regulations of the ACC, and must timely file all reports, schedules, and/or forms required by the FCC and/or the ACC.

(b)       So long as this Agreement shall remain in effect, MTI shall maintain and have in full force and effect comprehensive general liability insurance coverage written on an occurrence form with respect to any claims made against MTI arising out of its use of the Switch Facilities and/or the Fiber. MTI shall add SRPMIC, its council members, officers, employees, and agents, and Saddleback, its directors, officers, employees and agents, as additional insured parties (collectively, the “SRPMIC Insured Parties”) on MTI’s insurance policy or policies, and such policy or policies shall provide for the defense of and coverage for the SRPMIC Insured Parties.

(c)       MTI shall be responsible for payment of all applicable federal, state, and local regulatory fees imposed upon it in connection with services provided by MTI using the Switch Facilities and the Fiber. Such fees include, but are not limited to, federal and state Universal Service fees, regulatory assessment fees, fees to support the Telecommunications Relay Service, and local franchise fees.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1       Mutual Representations. Each Party represents and warrants to the other that:

(a)       it has the requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by the Agreement;

(b)       the execution, delivery, and performance of the Agreement have been duly authorized by the requisite action on the part of such Party;

(c)       the Agreement has been duly executed and delivered, and creates lawful, valid, and legally binding obligations in accordance with their respective terms; and

(d)       the execution and delivery of this Agreement is not prohibited by, does not violate or conflict with any provision of, and does not constitute a default under or a breach of: (i) any contract, agreement, or other instrument to which it is a party or by which any of the assets that are the subject hereof are bound; or (ii) to the Party’s knowledge, any order, writ, injunction, decree, or judgment of any court or governmental agency.

7.2       Representations of SRPMIC. SRPMIC hereby represents and warrants to MTI that SRPMIC has all requisite authorizations, approvals and/or licenses to operate the Switch, to provide telecommunications service, and to install and use the Fiber (each a “License” and collectively, the “Licenses”). Each License was validly issued, is in full force and effect, and is unimpaired by any act or omission by SRPMIC. There is no complaint, inquiry, investigation, or proceeding pending before any government authority or, to the best knowledge of SRPMIC, threatened, which could result in the revocation, modification, restriction, cancellation, termination, non-renewal, or other action adversely affecting any License and SRPMIC knows of no facts that, if brought to the attention of any government authority, could result in the revocation, modification, restriction, cancellation, termination, non-renewal, or other action adversely affecting any License. SRPMIC has not entered into any agreement to permit any third party to utilize, whether or not for compensation, any portion of the Switch Capacity.

7.3       Representations of MTI.

(a)       MTI hereby represents and warrants to SRPMIC that MTI has all requisite authorizations, approvals and/or licenses to utilize the Switch Capacity and the Fiber as provided herein and to provide telecommunications service pursuant to a certificate of convenience and necessity issued by the Arizona Corporation Commission (each a “License” and collectively, the “Licenses”). Each License was validly issued, is in full force and effect, and is unimpaired by any act or omission by MTI. There is no complaint, inquiry, investigation, or proceeding pending before any government authority or, to the best knowledge of MTI, threatened which could result in the revocation, modification, restriction, cancellation, termination, non-renewal, or other action adversely affecting any License and MTI knows of no facts that, if brought to the attention of any government authority, could result in the revocation, modification, restriction, cancellation, termination, non-renewal, or other action adversely affecting any License.

(b)       MTI hereby represents and warrants to SRPMIC that: (i) MTI has the financial wherewithal to perform this Agreement; (ii) there is no complaint, inquiry, investigation, or proceeding pending before any government authority or, to the best knowledge of MTI, threatened, which could adversely affect MTI’s ability to perform this Agreement; and (iii) MTI has no present plan to file for protection under the bankruptcy laws of the United States, nor has MTI consulted with any attorney regarding the filing of a petition in bankruptcy.

ARTICLE VIII

TERM, TERMINATION AND EXPIRATION

8.1       Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until its termination or expiration in accordance with this Article VIII (the “Term”). Nothing contained in this Agreement shall prohibit the Parties from modifying the Term based upon their mutual agreement, in accordance with Article 13.10.

8.2       Loss of Licenses or Authority. Without further liability to MTI, MTI may terminate this Agreement if: (i) SRPMIC’s Licenses are terminated by the FCC or any other governmental agency or department of competent jurisdiction; provided, however, that SRPMIC shall be required to use its commercially reasonable best efforts in order to retain all such Licenses and its ability to provide the Switch Capacity and the Fiber pursuant to the terms of this Agreement; or (ii) MTI’s authority to use the Switch Capacity and the Fiber as provided herein is terminated by the FCC or the ACC. Termination of this Agreement under this Article 8.2 shall not effect the validity or enforceability of the Stock Purchase Agreement or the Management Agreement, which shall remain in full force and effect according to their respective terms.

8.3       Mutual Agreement. This Agreement may be terminated at any time by mutual agreement of the Parties without liability to the Parties. Any such termination must be in writing and signed by each of the Parties; provided, however, that such termination shall not relieve the Parties of liabilities accrued hereunder prior to such termination. Termination of this Agreement under this Article 8.3 shall not affect the validity or enforceability of the Stock Purchase Agreement or the Management Agreement, which shall remain in full force and effect according to their respective terms.

8.4       Bankruptcy. This Agreement shall automatically terminate, without further action by the Parties, on the thirtieth (30th) day following the date that (i) MTI files a petition in bankruptcy; or (ii) any creditor of MTI or any other entity files a petition seeking to place MTI in bankruptcy.

8.5       Conversion Event; Expiration: First Renewal Term; Additional Renewal Terms; No Automatic Renewal.

(a)       Expiration. Upon the occurrence of a Conversion Event, this Agreement shall continue in full force and effect and shall automatically expire on the tenth anniversary of the Conversion Event (the “Initial Expiration Date”) unless terminated earlier in accordance with this Article VIII, or unless extended in accordance with this Article 8.5.

(b)       Renewal Term. On or before the fifth anniversary of the Conversion Event, SRPMIC shall notify MTI in writing of SRPMIC’s willingness to renew this Agreement for an additional five (5) year term (the “First Renewal Term”) on the same terms or on such different terms as SRPMIC may specify in its written notification. Within ninety (90) days following the date of SRPMIC’s written notification, MTI shall notify SRPMIC in writing that MTI: (i) agrees to the extension of the Agreement for the First Renewal Term on the terms specified in SRPMIC’s written notification; (ii) MTI desires to extend the Agreement for the

First Renewal Term but upon terms different than those proposed by SRPMIC in its written notification; or (iii) declines the extension of the Agreement, in which case the Agreement shall automatically expire on the Initial Expiration Date without any further action by either Party. In the event SRPMIC and MTI agree to extend the Agreement for the First Renewal Term on terms different than those contained in this Agreement, then the Parties shall execute an amendment to this Agreement consistent with such modified terms within one (1) year from the date of SRPMIC’s written notification under this Article 8.5(b). In the event either Party desires to extend this Agreement for the First Renewal Term but on terms different than those contained in this Agreement, and the Parties are unable to agree upon new terms within one (1) year from the date of SRPMIC’s written notification under this Article 8.5(b), then this Agreement shall automatically expire on the Initial Expiration Date without further action by either Party.

(c)       Additional Renewal Terms. On or before the first day of the First Renewal Term, if applicable, SRPMIC shall notify MTI in writing of SRPMIC’s willingness to renew this Agreement for one or more five (5) year renewal terms following the First Renewal Term (an “Additional Renewal Term”) on the same terms or on such different terms as SRPMIC may specify in its written notification. Within ninety (90) days following the date of SRPMIC’s written notification, MTI shall notify SRPMIC in writing that MTI: (i) agrees to the extension of the Agreement for the Additional Renewal Term on the terms specified in SRPMIC’s written notification; (ii) desires to extend the Agreement for an Additional Renewal Term but upon terms different than those proposed by SRPMIC in its written notification; or (iii) declines the extension of the Agreement, in which case the Agreement shall automatically expire at the end of the First Renewal Term without any further action by either Party. In the event SRPMIC and MTI agree to extend the Agreement for an Additional Renewal Term on terms different than those contained in this Agreement, then the Parties shall execute an amendment to this Agreement consistent with such modified terms within one (1) year from the date of SRPMIC’s written notification under this Article 8.5(c). In the event either Party desires to extend this Agreement for an Additional Renewal Term but on terms different than those contained in this Agreement, and the Parties are unable to agree upon new terms within one (1) year from the date of SRPMIC’s written notification under this Article 8.5(c), then this Agreement shall automatically expire at the end of the First Renewal Term without any further action by either Party. This Agreement may be renewed for subsequent and successive Additional Renewal Terms according to the process outlined in this Article 8.5(c).

(d)       No Automatic Renewal. Neither SRPMIC nor MTI shall be obligated to agree to an extension of this Agreement beyond the Initial Expiration Date, the First Renewal Term, if applicable, or any Additional Renewal Term, if applicable. In the event that either SRPMIC or MTI elects not to renew this Agreement beyond the Initial Expiration Date, the First Renewal Term, if applicable, or any Additional Renewal Term, if applicable, then this Agreement shall expire on the tenth anniversary of the Conversion Event, in the case of the initial term, or at the end of the First Renewal Term or any Additional Renewal Term, if applicable, without further notice or action on the part of either Party. In the event that SRPMIC fails to provide written notification as provided in this Article 8.5, then such failure shall be deemed notice to MTI that SRPMIC elects not to renew this Agreement beyond the Initial Expiration Date, the First Renewal Term or any Additional Renewal Terms, if applicable. Nothing set forth in this Agreement shall be construed as providing for the automatic renewal of this Agreement.

ARTICLE IX

REMEDIES FOR BREACH OF AGREEMENT

9.1       General. Subject to Article 9.2 of this Agreement, disputes regarding the interpretation, breach, or enforcement of this Agreement shall be resolved through binding arbitration conducted in accordance with Article X of this Agreement. The arbitrators shall have the authority to resolve all such disputes, but neither Party shall be entitled to an award of monetary damages, nor shall any Party be entitled to an award of attorneys’ fees and costs.

9.2       Injunctive Relief: Specific Performance. Where either Party has a reasonable, good-faith belief that a material breach of this Agreement by the other Party is imminent, and that such breach will cause substantial and irreparable harm to the non-breaching party, then the non-breaching party shall be entitled to seek injunctive relief in the United States District Court in Phoenix, Arizona, or if such court lacks jurisdiction, in the Maricopa County Superior Court for the State of Arizona. In the event the court determines that a material breach of this Agreement has occurred or is imminent, and that such breach or imminent breach will cause substantial and irreparable harm, then the non-breaching Party shall be entitled to temporary and/or permanent injunctive relief, including specific performance of this Agreement, upon a showing of actual damage, or the reasonable likelihood of actual damage. Under no circumstances shall the court have the authority to award monetary damages, nor shall the court have authority to award attorneys’ fees and costs.

9.3       Limitation of Liability for Breach of Agreement. Neither Party shall be liable to the other Party for monetary damages of any kind arising out of the breach of this Agreement. The sole and exclusive remedy of either Party for a material breach or threatened material breach of this Agreement shall be injunctive relief and/or specific performance, enforced through the courts in accordance with Article 9.2 or through the arbitration mechanism of Article X. Neither Party shall be entitled to an award of attorneys’ fees and costs for any breach or threatened breach of this Agreement.

ARTICLE X

ARBITRATION

10.1     Informal Dispute Resolution. The Parties shall make good faith efforts to resolve any dispute arising out of or relating to the interpretation, performance, nonperformance or enforcement of this Agreement through amicable settlement discussions to be commenced by the giving of a written notice of dispute by the Party claiming to be aggrieved. The notice of dispute must state with specificity the matter or matters in dispute, the position of the Party giving the notice of dispute and the rationale for that position. If the Parties fail to resolve the dispute by amicable settlement within five (5) business days from the date the notice of dispute is given, either Party may then request the final settlement of such dispute through binding arbitration at a location to be mutually agreed upon by the Parties under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) by notifying the other Party and the AAA in accordance with the Rules.

10.2     Binding Arbitration. In the event the Parties are unable to informally resolve any dispute arising under this Agreement, the Parties shall submit the matter or matters to binding arbitration, which shall be the Parties’ exclusive mechanism for dispute resolution, except as provided in Article 9.2 of this Agreement. The arbitration shall be conducted by a panel of three (3) arbitrators appointed in accordance with the Rules and knowledgeable in the telecommunications industry. The arbitration shall be conducted pursuant to expedited and accelerated procedures established by the arbitrators. Discovery may be conducted either upon mutual consent of the Parties or by order of the arbitrators upon good cause being shown. In ruling on motions pertaining to discovery, the arbitrators shall consider that the purpose of arbitration is to provide for the efficient and inexpensive resolution of disputes, and the arbitrators shall limit discovery whenever appropriate to insure that this purpose is preserved. The dispute between the Parties shall be submitted for determination within sixty (60) calendar days after the arbitrators have been selected. The arbitrators shall conduct all proceedings pursuant to the then existing Rules of the AAA, to the extent such Rules are not inconsistent with the provisions of this Article X. The decision of the arbitrators shall be rendered within thirty (30) calendar days after the conclusion of the arbitration hearing. The decision of the arbitrators shall be in writing and shall specify the factual and legal basis for the decision. Upon stipulation of the Parties, or upon a showing of good cause by either party, the arbitrators may lengthen or shorten the time periods set forth herein for conducting the hearing or for rendering a decision. The decision of the arbitrators shall be final and binding upon the Parties. Each Party shall bear its own attorneys’ fees and costs in connection with the arbitration, and the parties shall share equally the costs of the arbitrators.

10.3     Enforcement of Right to Arbitrate: Entry of Arbitrators’ Final Decision. The right of each Party to arbitration under this Agreement shall be enforced in the United States District Court in Phoenix, Arizona, or if such court lacks jurisdiction, in the Maricopa County Superior Court for the State of Arizona. Judgment to enforce the final decision of the arbitrators may be entered in the United States District Court in Phoenix, Arizona, or if such court lacks jurisdiction, in the Maricopa County Superior Court for the State of Arizona.

10.4     Preservation of Status Quo. The Parties shall make commercially reasonable efforts to preserve the status quo between written notice of dispute under Article 10.1 and the earlier of a settlement of the dispute or the issuance of a final decision by the arbitrators.

10.5     Finality of Arbitration Award. The Parties agree that the award of the arbitrators will be final and waive any right to challenge the arbitrators’ award on appeal. Anything in this Agreement to the contrary notwithstanding, in no event may the arbitrators award monetary damages or attorneys’ fees to either Party.

10.6     Cooperation. The Parties shall facilitate the arbitration by (i) making available to one another and to the arbitrators for examination, inspection and extraction, all documents, books, records and personnel under their control if determined by the arbitrators to be relevant to the dispute and not otherwise privileged from disclosure, subject to written agreement by the arbitrators to hold all confidential information so disclosed in confidence, and (ii) observing strictly the time periods established by the Rules or by the arbitrators for submission of evidence or briefs. The Parties acknowledge and agree that time is of the essence in resolving any dispute submitted to arbitration.

ARTICLE XI

ASSIGNMENT

11.1     Assignment.

(a)       SRPMIC shall not assign its rights and obligations under this Agreement without the prior written consent of MTI, which consent shall not be unreasonably withheld; provided, however, that SRPMIC may assign its rights and obligations under this Agreement without such consent to any division of SRPMIC, or to any entity which is wholly-owned by SRPMIC.

(b)       MTI shall not assign its rights and obligations under this Agreement or pledge, hypothecate or grant a security interest in its rights under this Agreement as collateral or security for any financing arrangements it makes without the prior written consent of SRPMIC, which consent shall not be unreasonably withheld or delayed; provided, however, that MTI may assign its rights and obligations under this Agreement without such consent to any entity which controls, is controlled by, or is under common control with MTI.

ARTICLE XII

LIMITED WAIVER OF SOVEREIGN IMMUNITY

12.1     SRPMIC hereby waives its sovereign immunity from suit for the limited and sole purposes of (i) permitting MTI to enforce any of the provisions of this Agreement through binding arbitration in accordance with Article X, including the enforcement of MTI’s rights to arbitration under Article X and the enforcement of any decision rendered by the arbitrators under Article X; and (ii) permitting MTI to seek injunctive relief and/or specific performance of this Agreement in accordance with Article 9.2 where MTI has a reasonable, good-faith belief that a material breach of this Agreement by SRPMIC is imminent, and that such breach will cause substantial and irreparable harm to MTI. For purposes of this Article 12.1, SRPMIC consents to the jurisdiction of the United States District Court in Phoenix, Arizona, the Ninth Circuit Court of Appeals and the U.S. Supreme Court, or if the federal courts lack jurisdiction, in the state courts for the State of Arizona, with venue in Maricopa County, Arizona. SRPMIC hereby waives any requirement of exhaustion of tribal remedies, and agrees that it will not present any affirmative defense based on any alleged failure to exhaust such remedies in any judicial proceeding or arbitration brought pursuant to this Agreement in accordance with this Article 12.1. SRPMIC covenants that it will not attempt or take any action to revoke this grant of limited waiver of immunity. SRPMIC’s waiver of sovereign immunity is expressly limited as provided in this Article 12.1.

ARTICLE XIII

MISCELLANEOUS

13.1     Right of Cancellation. Contemporaneous with the execution of this Agreement, the Parties have executed the Stock Purchase Agreement. Pursuant to A.R.S. §40-301 et seq., the issuance of stock as provided in the Stock Purchase Agreement must be approved by the

Arizona Corporation Commission before the Stock Purchase Agreement is effective. In the event the ACC does not approve the issuance of stock as provided in the Stock Purchase Agreement by the earlier of: (i) twelve (12) months after the date of submission of an application with the ACC seeking approval of the issuance of stock as provided in the Stock Purchase Agreement; or (ii) twelve (12) months after the Effective Date of this Agreement, then either Party may unilaterally terminate this Agreement thirty (30) days after giving written notice to the other Party that it is exercising its right to terminate under this Article 13.1.

13.2     Relationship of the Parties. This Agreement does not render MTI or SRPMIC joint venturers, partners or employees of the other or an agent or representative of the other. MTI on the one hand, and SRPMIC on the other hand, shall have no right, power, or authority, nor shall they hold themselves out as having the right, power, or authority, to create any contract or obligation, express or implied, binding the other Party.

13.3     Relationship between SRPMIC and Saddleback. The Parties acknowledge that Saddleback is a division of SRPMIC with responsibility for operating and maintaining the Switch, Fiber and Premises. Accordingly, the Parties agree that all or part of the obligations and duties imposed upon SRPMIC under this Agreement may be fulfilled or performed by Saddleback as a division of SRPMIC.

13.4     Confidentiality. Each Party acknowledges that Confidential Information of the other Party may be disclosed to it in the course of the performance of this Agreement. Accordingly, except as may be required for the performance of this Agreement, or for compliance with applicable law or order of a court or governmental entity having jurisdiction, during the Term and for a period of five (5) years thereafter neither Party nor any of its employees, representatives, agents, or affiliates will make use of, disseminate, or in any way disclose any Confidential Information to any third person, firm, corporation, or other entity for any reason whatsoever, said undertaking to be enforceable by injunctive relief or specific performance pursuant to Article 9.2 hereof to prevent any violation or threatened violation thereof. Each Party must exercise reasonable care to protect the Confidential Information of the other Party and will disclose such Confidential Information only to those of its employees, representatives, agents or affiliates who need to know such information. A Party who received Confidential Information (“Receiving Party”) may disclose Confidential Information if required by any judicial or governmental request, requirement or order, provided that such Party will take reasonable steps to give the Party which disclosed the information (“Disclosing Party”) sufficient prior notice in order to contest such request, requirement or order by notifying the Disclosing Party of such request. Confidential Information does not include information which (i) is or becomes generally available to the public, other than as a result of an unauthorized disclosure by the Receiving Party or any of its employees, representatives, agents or affiliates; (ii) was available to the Receiving Party on a non-confidential basis prior to its disclosure to the Receiving Party; or (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that such source is not bound by a confidentiality agreement with the Disclosing Party or is not otherwise prohibited from transmitting the information to the Receiving Party.

13.5     No Publicity Without Consent. Neither Party shall issue or permit the issuance of any press release or publicity regarding the other or this Agreement without prior coordination with and advance written approval by the other Party, which may be granted or withheld at the other Party’s sole discretion.

13.6     Covenant Not To Compete. SRPMIC recognizes that, during the term of this Agreement, SRPMIC’s cooperation with MTI is essential to the success of MTI’s commercial venture, and that such cooperation may be impaired by conflicts of interest. SRPMIC also recognizes that, during the Term of this Agreement, SRPMIC will become privy to Confidential Information concerning MTI’s business practices, technology, subscriber growth rates, business plans, and other information which, if revealed to a competitor, could be used in a manner harmful to MTI. Therefore, during the Term of this Agreement, without the consent of MTI, SRPMIC will not, directly or indirectly, acting alone, through an affiliate, or as a member of a partnership or association, or other business entity (i) offer, provide, or deliver, utilizing the Switch, any local exchange carrier telecommunications services or long distance services which compete with any similar service offered by MTI as of the Effective Date outside of the exterior boundary of the SRPMIC (a “Competing Service”) or (ii) lease or license any part of the Switch Capacity to a third party that offers, provides, or delivers a Competing Service, as defined above. Nothing in this Article 13.6 shall prohibit SRPMIC from providing Fiber to persons or entities other than MTI in accordance with Article 3.2(b).

13.7     Governing Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement shall be governed by and construed in accordance with the laws of the State of Arizona, to the extent such laws do not conflict with the Laws of the Salt River Pima-Maricopa Indian Community as duly enacted in writing by the SRPMIC Council, in which case the laws of the Salt River Pima-Maricopa Indian Community shall control with regard to the conflict.

13.8     Notices. All notices and other communications given or made pursuant to this Agreement must be in writing and will be deemed duly delivered and received (a) if mailed by registered or certified mail, three business days after deposit in the United States mail, postage prepaid, return receipt requested; (b) upon confirmation of a receipt of a facsimile transmission; (c) if hand-delivered, upon delivery against receipt or upon refusal to accept the notice; or (d) if delivered by a standard overnight courier, one business day after deposit with such courier, postage prepaid, in each case, addressed to such party at the address set forth below:

If to SRPMIC:

Saddleback Communications Company
10190 E. McKellips Road
Scottsdale, Arizona 85256
Attention: General Manager
Phone: (480) 850-7000
Fax: (480) 850-7010

With a copy given in the manner prescribed above to:

Snell & Wilmer, LLP
One Arizona Center
Phoenix, Arizona 85004
Attention: Jeffrey W. Crockett
Phone: (602) 382-6234
Fax: (602) 382-6070

If to MTI:

Mountain Telecommunications, Inc.
1430 W. Broadway, Suite A-200
Tempe, Arizona 85282
Attention: Jack Pleiter
Phone: (480) 850-9500
Fax: (480) 850-9599

With a copy given in the manner prescribed above to:

Greenberg Traurig, LLP
2375 E. Camelback, Road, Suite 700
Phoenix, Arizona 85016
Attention: Robert S. Kant
Phone: (602) 445-8000
Fax: (602) 445-8100

13.9     Interpretation and Construction. The headings and captions of this Agreement are inserted for convenience and identification only and are in no way intended to define, limit, or expand the scope and intent of this Agreement or any provision hereof. Where the context so requires, the singular shall include the plural. The references contained in this Agreement to “Articles” are to articles of this Agreement unless the context clearly requires otherwise.

13.10   Amendment and Waiver. Unless otherwise provided herein, this Agreement may be amended or terminated only by an instrument in writing duly executed by both Parties. Any waiver by any Party of any breach of or failure to comply with any provision of this Agreement by the other Party shall not be construed as or constitute a continuing waiver of such provision, or a waiver of any other provision hereof.

13.11   Third Parties. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, as permitted hereunder. It is not the intent of the Parties that there be any third party beneficiaries of this Agreement, and this Agreement is exclusively for the benefit of the Parties hereto and their respective successors and assigns, as permitted hereunder.

13.12   Entire Understanding. THIS AGREEMENT SETS FORTH THE ENTIRE UNDERSTANDING OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR AGREEMENTS INCLUDING THE SALES

AGREEMENT AND THE 1997 MANAGEMENT AGREEMENT, AND COLLATERAL COVENANTS, ARRANGEMENTS, COMMUNICATIONS, REPRESENTATIONS, AND WARRANTER WHETHER ORAL OR WRITTEN, BY ANY PARTY (OR ANY OWNER, MEMBER, OFFICER, DIRECTOR, PARTNER, EMPLOYEE, OR REPRESENTATIVE OF EITHER PARTY) WITH RESPECT TO THE SUBJECT MATTER HEREOF.

13.13   Severability. If any provision or provisions of this Agreement are determined to be invalid or contrary to any existing or future law, statute or ordinance of any governmental entity having jurisdiction, or any order, rule or regulation of a court or regulatory or other governmental authority of competent jurisdiction, such invalidity shall not impair the operation of or affect those provisions in any other jurisdiction or any other provisions hereof which are valid, and the invalid provisions shall be construed in such manner as shall be as similar in terms to such invalid provisions as may be possible, consistent with applicable law; provided, however, that if a provision cannot be severed without substantially diminishing the economic value of this Agreement to a Party, that Party, notwithstanding anything to the contrary herein, may terminate this Agreement on ninety (90) days’ written notice to the other Party.

13.14   Further Assistance. From time to time after the Effective Date, the Parties shall utilize their best efforts, consistent with sound business practice, to take such further action and execute such further documents, assurances and certificates as either Party may reasonably request of the other in order to effectuate the purpose of this Agreement. In addition, each Party agrees that it will not take any action which would adversely affect the rights granted by it to the other Party hereunder.

13.15   Force Majeure. If either Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation of a Party to make payments of amounts due hereunder, then the obligations of both Parties, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied within a reasonable time. The term “force majeure” as used in this Agreement shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of public enemies including acts of terrorism, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, interruptions by government not due to the fault of the Parties, civil disturbances, explosions, or unforeseeable action or inaction by governmental bodies in approving the applications for approvals or permits or any material change in circumstances arising out of legislation, regulation or litigation.

13.16   Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which together shall constitute one agreement.

13.17   Word Meanings. As used in this Agreement, the term “including” is deemed to mean “including, without limiting the generality of the foregoing.” All pronouns and any variations therefor are deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

13.18 Survival of Obligations. All obligations of MTI or SRPMIC which by their nature involve performance, in any particular, after the end of the Term, or which cannot be ascertained to have been fully performed until after the end of the Term, will survive the expiration or sooner termination of the Term.

13.19 Time of the Essence. Time is of the essence for every provision of this Agreement for which time is a factor.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

SALT RIVER PIMA-MARICOPA INDIAN COMMUNITY		MOUNTAIN TELECOMMUNICATIONS, INC.

By:	/s/ Ivan Makil	By:	/s/ Jack O. Pleiter
Name:		Name:	Jack O. Pleiter
Title:		Title:	Chief Executive Officer

		By:	/s/ Wilmot Wickramasuriya
		Name:	Wilmot Wickramasuriya
		Title:	President and Chief Financial Officer

APPENDIX “A”

SWITCH CAPACITY

DMS-500 Front End:

•      Lineups “A” and “B” of the DMS, consisting of the following frames:

Lineup “A”

One (1) DPCC with six (6) 96MB memory cards and two (2) BRISC70 processors
One (1) LIM with eight (8) SS7 LIU and four (4) Ethernet EIU Interfaces
Two (2) ENC
Two (2) CMSS (empty spares cabinets)

Lineup “B”

Two (2) MIS with miscellaneous modems
Two (2) ISME
Two (2) IOE with one (1) 9-track tape drive
One (1) PDF (power distribution frame)

DMS Port Frames:

•      Eleven (11) DTEI Frames pack filled as follows:

8,640 DTC Ports (18 shelves)
2,400 DTCI Ports (5 shelves)
480 LTCI Ports (1 shelf)

•      Two (2) MVIE Frames pack filled as follows:

1,440 ESMA Ports (3 SMA2 shelves) with BRI “D” channel controllers

Excluding the ports already utilized, there is a potential balance of up to 78,000 ports remaining. MTI will have the option of adding 39,000 ports and Saddleback will have the option of adding 39,000 ports. Either Party may add ports to the specified limits without the approval of the other Party. Expansion beyond these limits will require the approval of the both Parties, which shall not be unreasonably withheld.

A-1

Ancillary Equipment:

One (1) Alcatel 1631 SMC DCS (4 frames) populated with 24 DS3s and 672 DS1s

One (1) Alcatel 1630 CSX DCS (1 frame) populated with 112 DS1s

One (1) ETC VRU with 24 voice ports (1 DS1)

One (1) Telecom Solutions Stratum 1 clock

Two (2) Nortel Smartbank Channel banks (SS7 connections)

One (1) Nortel Passport 7480 with:

One (l)16-slot shelf
Three (3) DC power supplies
Two (2) CP cards
One (1) 3-port DS3 ATM UNI card
One (1) 6-port l0baseT Ethernet card
Two (2) 4-port DS1c Frame Relay cards
Three (3) 8-port DS1 Frame Relay cards

One (1) Centigram 640 Voicemail system with 48 analogue ports, 480 hours of message space (two (2) 4GB disks)

One (1) Nortel HDT with 20 voice module or 28 DS1 capacity

One (1) Nortel OC-48 Classic with OC-48 Linear optics (1310ns), 24 DS3 and 1 OC-3 ports.

Note: The DSX panels and connectivity are utilized in association with the attached hardware.

A-2

APPENDIX “B”

SWITCH CAPACITY RESERVATION

DMS-500 Front End:

Excluding the ports already utilized, there is a potential balance of up to 78,000 ports remaining. MTI will have the option of adding 39,000 ports and Saddleback will have the option of adding 39,000 ports. Either Party may add ports to the specified limits without the approval of the other Party. Expansion beyond these limits will require the approval of both Parties, which shall not be unreasonably withheld.

DMS Ports:

DTC Ports reserved: 960 (2 shelves)

DTCI Ports reserved: 480 (1 shelf)

LTCI Ports reserved: 480 (1 shelf)

SMA Ports reserved: 960 (2 shelves)

Ancillary Equipment:

Alcatel 1631 SMC DCS: Eight (8) DS3s with 224 DSls

ETC VRU: As required to capacity

Stratum 1 Clock: As required to capacity

Smartbank Channel banks: As required to capacity

Passport: Six (6) slots in the Passport Network

Centigram: As required to capacity

HDT:75% of current capacity

Note: The DSX panels and connectivity are utilized in association with the attached hardware.

B-1

APPENDIX “C”

UPGRADE REQUIREMENTS—COST ALLOCATION

DMS:

The upgrades to the switch will be broken into several categories:

1)                        Hardware: 100% to owner

2)                        Software upgrades requiring switch hardware upgrades:

a.                          Mandated (regulatory or vendor):

i.                            Software: 100% to owner

ii.                         Frames impacted: 100% to frame user

b.                         Feature Upgrade desired by one party:

i.                            Software: 100% to desiring party

ii.                         Frames impacted: 100% to desiring party

c.                          Feature Upgrade desired by both parties:

i.                            Software: 50% to each party

ii.                         Frames impacted: 100% to frame user

Note: If a material impact can be achieved by Saddleback purchasing upgrades, Saddleback has the right to pay 100% of a given upgrade.

Ports:

1)                        Hardware: 100% by user

2)                        Software upgrades requiring frame upgrades

a.                          Mandated (regulatory or vendor): User of frame

b.                         Feature upgrade desired by one party: 100% by desiring party

c.                          Feature upgrade desired by both parties: User of frame

Ancillary Equipment:

Passport: Due to the integrated nature of the Passport Network the following allocation applies to the Network and each node in it:

1)                        Mandated upgrades: 100% to owner of Node

2)                        Feature upgrade desired by one party:

a.                          Software/Hardware: 100% all nodes to desiring party

3)                        Feature upgrade desired by both parties:

a.                          Software: 100% to owner of node

b.                         Hardware: 100% to owner

2